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                                                                   Exhibit 99.1
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FOR IMMEDIATE RELEASE
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        SHELBOURNE PROPERTIES I, INC, SHELBOURNE PROPERTIES II, INC. AND
         SHELBOURNE PROPERTIES III, INC. ANNOUNCE SALE OF 568 BROADWAY,
      NEW YORK, NEW YORK PROPERTY AND DECLARATION OF SUBSTANTIAL DIVIDENDS


         BOSTON, MASSACHUSETTS, February 28, 2003 -- Shelbourne Properties I, Inc. (AMEX: HXD), Shelbourne Properties II, Inc. (AMEX: HXE), and Shelbourne Properties III, Inc. (AMEX: HXF) (the "Shelbourne REITs") are pleased to announce that 568 Broadway Joint Venture, a joint venture in which each of the Shelbourne REITs hold an interest, has consummated the sale of its property located at 568 Broadway, New York, New York for $87,500,000. After assumption of the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $73,000,000 (approximately $28,415,250 of which is allocable to each of Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc. and approximately $16,169,500 of which is allocable to Shelbourne Properties III, Inc.).

         In connection with the sale of the 568 Broadway and the recently consummated loan from Fleet National Bank, the Boards of Directors of each of the Shelbourne REITs has today declared a dividend in the following amounts:

             Shelbourne Properties I, Inc.      $52.00 per share
             Shelbourne Properties II, Inc.     $30.00 per share
             Shelbourne Properties III, Inc.    $36.00 per share

The dividends are payable March 18, 2003 to shareholders of record as of the close of business on March 10, 2003 and are being made from the Shelbourne REITs respective proceeds from (1) the Fleet loan, (2) the 568 Broadway sale, and (3) cash reserves.

         The Board of Directors and Shareholders of each of the Shelbourne REITs has previously approved a plan of liquidation for each REIT. As a result of the sale of the 568 Broadway property and previous dispositions since the adoption of the plan of liquidation, the remaining properties owned by each of the Shelbourne REITs (other than the 20 motel properties that were acquired to facilitate the liquidation of the remaining properties and in which the Shelbourne REITs ultimately hold an immaterial economic interest) are as follows:

                           Shelbourne I - a shopping center located in Towson, Maryland, a 50% ownership interest in an office building located in Seattle, Washington, and a 50% ownership interest in a office complex located in San Diego, California.

                           Shelbourne II - a shopping center located in Matthews, North Carolina, an office building located in Richmond, Virginia, a shopping center located in Melrose Park, Illinois that is currently under contract for sale, a 20.66% interest in two industrial buildings in the Columbus, Ohio area, a 50% ownership interest in an office building


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         located in Seattle, Washington, and a 50% ownership interest in a office complex located in San Diego, California.

                           Shelbourne III - a shopping center located in Las Vegas, Nevada, a retail building located in Melrose Park, Illinois that is currently under contract for sale, a 50% interest in a retail property in Indianapolis, Indiana and a 70.34% interest in two industrial buildings in the Columbus, Ohio area.

         For additional information concerning the proposed liquidation including information relating to the properties being sold please contact John Driscoll at (617) 570-4609 and for additional information with respect to the declared dividend please contact Beverly Bergman at (617) 570-4607.